Exhibit 99.1

MULTI-COLOR CORPORATION APPOINTS THOMAS M. MOHR

TO BOARD OF DIRECTORS

CINCINNATI, OHIO, August 21, 2006 – Multi-Color Corporation (NASDAQ: LABL) announced the appointment of Thomas M. Mohr to its Board of Directors, effective August 17, 2006. Mr. Mohr is President and CEO of Applied Extrusion Technologies, Inc., a developer and manufacturer of plastic films used for flexible and consumer packaging, product labeling and graphic media applications.

“On behalf of our Board and our associates, I am pleased to welcome Thomas to the Multi-Color Corporation Board of Directors,” said Frank Gerace, President and Chief Executive Officer of Multi-Color. “His strong operational skills and significant international experience will be an excellent addition to our Board as we expand our international business.”

Mr. Mohr is the former President and CEO of Grupo Celanese, Mexico and President and CEO of Trespaphan and President and CEO of Vibac Group North America.

About Multi-Color (http://www.multicolorcorp.com)

Cincinnati, Ohio based Multi-Color Corporation is a premier global resource of innovative decorating solutions and packaging services to consumer product and food and beverage companies, national retailers and container manufacturers worldwide. Multi-Color is one of the world’s largest producers of in-mold labels (IMLs) and heat transfer labels (HTLs), and a major manufacturer of high-quality cut-and-stack and pressure sensitive labels and shrink sleeves. The Company’s Packaging Services Division, Quick Pak, is a leading provider of promotional packaging, assembly and fulfillment services. Multi-Color has nine manufacturing locations in the United States. Its products are shipped to more than 650 customers in the United States, Canada, Mexico, and Central and South America.

For more information, please contact:

Frank Gerace

President & CEO

Multi-Color Corporation

(513) 381-1480

# # #